EXHIBIT 99.1

For immediate release	CONTACT: PAUL VITEK, CFO
(972)401-0090
Release #07-06
CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER EARNINGS;
COMPLETION OF RUSSIAN PLANT
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $84.0 million, up 13 percent versus prior year

•	Quarterly earnings of $13.3 million, or $0.54 per diluted share, up 2 percent versus prior year

•	Quarterly proppant revenue of $73.6 million, up 10 percent versus prior year

•	Quarterly revenues from Pinnacle Technologies of $10.4 million, up 42 percent versus prior year

•	New Russian manufacturing facility substantially completed and in start-up

•	Sales contract signed for approximately 50 percent of Russian manufacturing capacity

•	Acquisition of Applied Geomechanics Inc., a leading provider of tiltmeters
Irving, Texas (April 26, 2007) — CARBO Ceramics Inc. (NYSE: CRR) today announced quarterly net income of $13.3 million, or $0.54 per diluted share, on revenues of $84.0 million for the quarter ended March 31, 2007. Revenues for the quarter increased 13 percent while net income increased 2 percent compared to the first quarter of 2006.
President and CEO Gary Kolstad commented on the quarter, stating, “While we are pleased with the revenue growth achieved versus the previous year, particularly in overseas markets where proppant sales volumes increased 33 percent, the first quarter presented us with some operational issues. Unanticipated customer demand for high strength proppant resulted in increases in our manufacturing and distribution costs which we do not expect to recur. Pinnacle Technologies, our fracture and reservoir diagnostics business, continued to see outstanding growth year-over-year as the acceptance of fracture mapping and reservoir monitoring technologies continues to expand. During the quarter we continued to lay the foundation for long-term growth with the substantial completion of our new Russian manufacturing facility, and we have reached an agreement to sell approximately half of the plant’s capacity. This provides us with a long term strategic asset in a growing market.”
First quarter results
The increase in revenues compared to last year’s first quarter was driven by a 9 percent increase in the volume of proppant sold and a 42 percent increase in revenue from Pinnacle Technologies (“Pinnacle”). Proppant revenues totaled $73.6 million in this year’s first quarter compared to $67.0 million for the first quarter of 2006. Revenues for the first quarter of 2007 included $10.4 million from Pinnacle compared to $7.3 million for the first quarter of 2006.
Worldwide proppant sales totaled 228 million pounds for the quarter compared to 209 million pounds for the same period a year earlier. North American proppant sales volume rose 6 percent compared to the same period last year, as growth in most of the U.S and Mexico was offset by a decline in the U.S. Rockies and Canada versus the previous year. In Canada, sales declined due to a 20 percent reduction in the Canadian rig count compared to the first quarter of 2006 and the impact of a rail strike in Canada which delayed shipments into the region. Overseas sales volume increased 33 percent compared to last year’s first quarter led by improving sales volume in Western Africa, the Middle East and South America. Pinnacle’s revenue growth was driven by increasing demand for fracture mapping and reservoir monitoring services in the U.S. and Canada.

CARBO Ceramics 2007 First Quarter Earnings Release
April 26, 2007

Operating profit for the first quarter of 2007 was $18.8 million, a decrease of 4 percent compared to the previous year’s first quarter. The decrease in operating profit was due to both the impact of the shift in product mix, which resulted in an increase in manufacturing costs, and an increase in selling, general and administrative expenses. During the first quarter, the company experienced unexpectedly strong demand from its customers for high strength ceramic proppant. In order to satisfy this demand, the company shifted production of its high strength ceramic proppant to facilities which do not typically produce this product and incurred additional costs for expediting shipments of this product to customer locations.
The company’s increased emphasis on research and development and global marketing were the primary factors driving an increase in selling, general and administrative expenses for the first quarter of 2007. SG&A expenses increased $2.0 million compared to the same period last year, driven by these increased activities and an increase in the administrative expenses necessary to support an expanding global market.
The company’s effective tax rate declined from 36.1 percent to 35.3 percent due primarily to changes in U.S. state tax laws that favorably impact the company. In addition, first quarter 2007 results include a favorable adjustment of $0.6 million to income taxes for adjustments between the company’s accrued tax liability and the actual taxes calculated upon completion of a prior year’s tax return as well as an adjustment of the company’s deferred tax liabilities as a result of the new, lower effective state income tax rate. Each of the adjustments was approximately $0.3 million.
Russia Update
The company also announced today that its newest proppant manufacturing facility in Kopeysk, Russia is substantially complete and has begun producing CARBOPROP ® , the company’s high-quality intermediate strength ceramic proppant. While the facility is operating at less than full design capacity in the early stages of its startup, the company expects sales of products manufactured in the facility to begin in the second quarter. In addition to the startup of the new facility, the company indicated that it has reached agreement with a service company to purchase approximately 50 percent of the plant’s capacity through 2008.
Commenting on Russia, Kolstad added, “I am particularly pleased with recent developments in Russia. Our team worked hard to complete a world-class manufacturing facility, and we are excited to be entering the startup phase of this project. In addition, the sale of a significant portion of the facility’s capacity provides us with a strong start as we increase our marketing activity to drive the growth in fracturing activity and the use of ceramic proppant in this important market. ”
Technology highlights
Technology highlights for the first quarter included:
•	CARBO Ceramics participated in a Petróleos Mexicanos (PEMEX) sponsored field trial comparing the performance of CARBOLITE ® to sand and resin coated sand in Mexico. In the Velero Field, the production rates sustained after fracturing with CARBOLITE ® nearly doubled versus productivity of wells stimulated with sand. Based on these results PEMEX decided to switch to CARBOLITE ® and increase work in the Burgos Basin.

•	Pinnacle is performing continuous reservoir monitoring from a permanent microseismic array installed in the Barnett Shale formation.

•	Pinnacle installed the first major commercial tiltmeter array on a steam-assisted gravity drainage (SAGD) project. The 135 tool tiltmeter and GPS array has been deployed for monitoring the distribution and containment of steam within the reservoir for a SAGD Operator in the Fort McMurray area of Canada.
AGI Acquisition
The company has also announced the acquisition of Applied Geomechanics Inc. (“AGI”), a leading global supplier of tiltmeters, effective April 12, 2007. AGI develops and markets precision measurement instruments for oilfield and geotechnical applications. The company expects AGI to benefit its growing reservoir monitoring business by allowing the company to deploy a greater number and new types of tools

CARBO Ceramics 2007 First Quarter Earnings Release
April 26, 2007

into the field more quickly. AGI’s product line and international and domestic customer base will also add to the company’s existing geotechnical engineering and monitoring businesses. Financial terms of the acquisition of this privately-owned company were not disclosed and the company does not expect AGI to have a material impact on 2007 financial statements.
Outlook
CEO Gary Kolstad provided input on the outlook for the remainder of the year stating, “In the short term, we expect to see softness in drilling activity in the second quarter of 2007 due to the normal seasonal slowdown in Canada that is more pronounced than previous years and decreasing natural gas prices in key U.S. markets. Our manufacturing plants have returned to a more traditional product mix and we will no longer incur the cost of expediting proppant shipments. However, we do not expect margins to improve until Canadian activity resumes. Our long-term outlook remains unchanged. The underlying demand for natural gas in North America remains strong and any short term contraction of drilling activity should result in an increase in drilling activity in the second half of the year. Internationally, we are encouraged by the start-up of our new facility in Russia, and the expanding global use of fracturing technology.”
As previously announced, a conference call to discuss the company’s first quarter results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
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CARBO Ceramics 2007 First Quarter Earnings Release
April 26, 2007

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended
	March 31
	2007	2006
	(In thousands except per share data)
Revenues	$83,971	$74,278
Cost of sales	55,254	46,912

Gross profit	28,717	27,366
Selling, general & administrative	9,472	7,473
Start-up costs	424	351

Operating profit	18,821	19,542
Interest income, net	219	437
Other income, net	574	338

Income before income taxes	19,614	20,317
Income taxes	6,315	7,333

Net income	$13,299	$12,984

Earnings per share:
Basic	$0.55	$0.54

Diluted	$0.54	$0.53

Average shares outstanding:
Basic	24,329	24,243

Diluted	24,441	24,384

Depreciation and amortization	$5,183	$4,612

Selected Balance Sheet Information
(Unaudited)

	March 31, 2007	Dec. 31, 2006
	(in thousands)
Cash, cash equivalents and short-term investments	$28,687	$32,473
Total other current assets	118,743	111,452
Property, plant and equipment, net	247,909	231,748
Intangible and other assets, net	7,253	7,152
Total assets	424,432	404,665

Total current liabilities	42,148	34,246
Deferred income taxes	28,358	27,560
Shareholders’ equity	353,926	342,859
Total liabilities and shareholders’ equity	$424,432	$404,665